EXHIBIT 99.1

Akorn Announces Conclusion of Audit Committee Independent Investigation

LAKE FOREST, Ill., Jan. 27, 2016 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX) today announced that the Audit Committee of Akorn’s Board of Directors concluded its independent investigation into Akorn’s accounting and other matters.

As previously disclosed, in April 2015, upon the recommendation of Akorn’s management and Board of Directors, the Audit Committee commenced an independent investigation concerning accounting errors involving transactions related to sales to wholesalers, direct purchasers and other related transactions. The investigation included previously identified accounting errors, certain revenue recognition and sales processes and aspects of product returns, as well as certain accounting practices and corresponding internal controls over financial reporting related to those matters. Based on the results of the investigation, the Audit Committee made several remedial recommendations to Akorn’s management and Board of Directors, which Akorn has either already implemented or intends to implement as promptly as practicable.

The Audit Committee’s conclusions did not include a finding of fraud or intentional misconduct by Akorn’s management or accounting personnel.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward looking statements", including the expected timing of filings, the timing and successful implementation of remediation efforts, the expected impact of the restatement on our financial results, the expected timeline and results of investigations, the results of Nasdaq hearings and determinations and other statements regarding Akorn's regulatory approvals, timing and plans to implement remedial recommendations, goals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Factors that could cause or contribute to such differences include, but are not limited to: the difficulty of predicting the timing of the completion of remedial recommendations, our restatement, its impact on our financial results, and the timing of the related filings; costs, risks, and uncertainties associated with pending investigation matters described herein; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's periodic public filings with the SEC and in other written or oral investor communications. Other factors besides those listed there could also adversely affect our results. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward-looking statements.

Investors/Media:
Dewey Steadman
Executive Director, Investor Relations
(847) 582-6923
investor.relations@akorn.com